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                                                                  EXHIBIT 4.3.16


         THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.



                        WARRANT TO PURCHASE COMMON STOCK
                                       OF
                                  PROBEX CORP.

                          VOID AFTER FEBRUARY 28, 2002


         This Warrant is issued to Bechtel Corporation, or its registered assigns ("Holder") by Probex Corp., a Colorado corporation (the "Company"), on February 28, 2000 (the "Warrant Issue Date"). This Warrant is issued in conjunction with the Wellsville License Agreement (the "License Agreement"), the Wellsville Plant Process Engineering and Technical Services Agreement (the "TSA") and the Solvent Finishing Unit Technical Services Agreement (the "SFUTSA"), each between Holder and the Company. In consideration of the Holder executing the License Agreement, the TSA, and the SFUTSA and agreeing to defer the first license fee payment of $273,300 under the License Agreement and 25% of each invoice under the TSA and the SFUTSA through the earlier of financial close on the first plant or December 29,2000, up to a maximum of $1,000,000, and in consideration of the mutual covenants and agreements contained herein, the Company and the Holder agree as follows:

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the holder hereof in writing), to purchase from the Company from time to time up to two hundred thousand (200,000) fully paid and nonassessable shares of Common Stock of the Company, as constituted on the Warrant Issue Date (the "Common Stock"). The number of shares of Common Stock issuable pursuant to this Section 1 (the "Shares") shall be subject to adjustment pursuant to Section 7 hereof.

2. Exercise Price. The purchase price for the Shares shall be $3.00 per share, as adjusted from time to time pursuant to Section 7 hereof (the "Exercise Price").

3. Exercise Period. This Warrant shall be exercisable, in whole or in part, at any time within two years after the date hereof. Notwithstanding the term of this Warrant fixed pursuant to the preceding sentence, the right to purchase Common Stock as granted herein shall expire, if

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not previously exercised, immediately upon the closing of a merger or consolidation of the Company with or into another corporation when the Company is not the surviving corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, provided that Holder would have realized in such merger, consolidation or sale a value for its shares, if it had exercised this Warrant, equal to or greater than three (3) times the Exercise Price for such shares (the "Threshold") in connection therewith (the "Termination Event"). The Threshold shall be adjusted in tandem with each adjustment in the Exercise Price hereunder. In the event of a proposed transaction of the kind described above, the Company shall notify the holder of this Warrant at least fifteen (15) days prior to the consummation of such Termination Event. If such closing does not take place, the Company shall promptly notify the Holder that the proposed Termination Event has been terminated and the Holder may rescind any exercise of this Warrant which occurred after the Company first notified the Holder of the Termination Event. In the event of such recission, this Warrant will continue to be exercisable on the same terms and conditions contained herein.

4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part from time to time, the purchase rights evidenced hereby. Such exercise shall be effected by:

(a) the surrender of this Warrant, together with a duly executed copy of the form of Notice of Exercise attached hereto, to the Secretary of the Company at its principal offices; and

(b) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased, which may be paid by cash, cashier's check, or wire transfer of immediately available funds, or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Holder.

5. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued in the name of the Holder (or as the Holder may direct) as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within ten (10) days of the delivery of the Notice of Election.

6. Representations and Warranties. The Company hereby represents and warrants to Holder as follows:

(a) Corporate Power. The Company has all requisite legal and corporate power to execute and deliver this Warrant, to issue the Shares and to carry out and perform its obligations under the terms of this Warrant.

(b) Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Warrant by the Company, the authorization, sale, issuance and delivery of the Shares and the performance of all of the Company's obligations under this Warrant has been taken. This Warrant, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Shares issuable upon exercise of this Warrant have been duly and validly reserved and, when

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issued in compliance with the provisions of this Warrant, will be validly issued and will be fully paid and nonassessable and will have the rights, preferences and privileges described in the Company's Articles of Incorporation, as amended. The Shares, when issued upon exercise of this Warrant, will be free of any liens or encumbrances other than those created by or imposed upon the holders thereof through no action of the Company; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws. The Common Stock is not subject to any preemptive rights.

7. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or issue additional shares of its Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the Common Stock of the Company (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7(a) above), then, as a condition of such reclassification, reorganization, or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization, or change by a holder of the same number of shares of Common Stock as were purchasable by the Holder immediately prior to such reclassification, reorganization, or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price payable hereunder, provided the aggregate Exercise Price shall remain the same.

(c) Adjustment for Capital Reorganization, Merger or Consolidation. In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another corporation, whether or not the Company is the surviving corporation, or the sale of all or substantially all of the assets of the Company other than a Termination Event as defined in Section 3 hereof, then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the

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Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that the Holder would have been entitled to if this Warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 7. The foregoing provisions of this Section 7(c) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Warrant. If the per share consideration payable to the Holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Warrant shall be applicable after that event to the greatest extent possible.

(d) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the holder of such event and
(i) of the number of shares of Common Stock or other securities or property thereafter purchasable upon exercise of this Warrant and (ii) the Exercise Price after such adjustment.

8. Registration Rights.

(a) Form S-3 Registration. After the date the Company qualifies for the use of Form S-3, if the Company determines to file a registration statement on Form S-3 or any successor form for the resale of shares of Common Stock for the account of any selling shareholders, and any Shares are then held by Holders and are not then included in an effective registration statement, the Company shall promptly give written notice of such proposed registration to all such Holders and shall offer such Holders the right to request inclusion of the Shares issued or issuable upon the exercise of this Warrant. Each Holder shall have thirty (30) days from the receipt of such notice to deliver to the Company a written request specifying the number of Shares such Holder intends to sell and the Holder's intended method of disposition. The Company will use its best efforts to register under the Securities Act on Form S-3 or any successor form, for public sale in accordance with the method of disposition specified in such notice, the number of Shares specified in such notice.

(b) Piggyback Registration.

         (i) Each time that the Company proposes for any reason to register any of its Common Stock under the Securities Act in connection with the proposed offer and sale of its Common Stock for money either for its own account or on behalf of any other security holder ("Proposed Registration"), other than pursuant to a registration statement on Form S-4, S-8 or any successor thereto, the Company shall promptly give written notice of such Proposed Registration to all Holders and shall offer such Holders the right to request inclusion of the Shares issued or issuable upon the exercise of this Warrant in the Proposed Registration.

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         (ii) Each Holder shall have thirty (30) days from the receipt of such notice to deliver to the Company a written request specifying the number of Shares such Holder intends to sell and the Holder's intended method of disposition.

         (iii) In the event that the Proposed Registration by the Company is, in whole or in part, an underwritten public offering, the Company shall so advise the Holders as part of the written notice given pursuant to Section 8(b)(i), and any request under Section 8(b)(ii) must specify that the shares of Common Stock be included in the underwriting on the same terms and conditions as the shares of Common Stock, if any, otherwise being sold through underwriters under such registration.

         (iv) Upon receipt of a written request pursuant to Section 8(b)(ii), the Company shall promptly use its best efforts to cause all such Shares held by the Holders to be registered under the Securities Act (and included in any related qualifications under blue sky laws or other compliance), to the extent required to permit sale or disposition as set forth in the Proposed Registration.

         (v) In the event that the offering is to be an underwritten offering, the Holders proposing to distribute their Shares through such underwritten offering agree to enter into an underwriting agreement with the underwriter or underwriters selected for such underwriting by the Company.

         (vi) Notwithstanding the foregoing, if in its good faith judgment, the managing underwriter determines and advises in writing that the inclusion of all Shares issued or issuable with respect to this Warrant proposed to be included in the underwritten public offering, together with any other issued and outstanding shares of Common Stock proposed to be included therein by holders, other than the Holders (such other shares hereinafter collectively referred to as the "Other Shares"), would interfere with the successful marketing of such securities, then the number of such shares to be included in such underwritten public offering shall be reduced, first from the Other Shares (except only those Other Shares that have the benefit of any priority rights granted to holders of certain Other Shares prior to the date of this Warrant), on a pro-rata basis, based upon the number of Other Shares held by each holder thereof, and only thereafter, from the number of Shares held by the Holders, on a pro-rata basis; provided that, in connection with any such public offering, if the managing underwriter reasonably and in good faith recommends, which recommendation and supporting reasoning shall be delivered in writing to the stockholders, that no amount of Other Shares, and Shares held by Holders should be included in the underwritten public offering, then the Company shall not be required to include any such shares in such public offering.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10. No Stockholder Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and such holder shall not be entitled to any notice or other

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communication concerning the business or affairs of the Company. However, nothing in this Section 10 shall limit the right of the Holder to be provided the Notices required under this Warrant or the Master Agreement.

11. Transfers of Warrant. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity upon written notice to the Company. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

12. Successors and Assigns. The terms and provisions of this Warrant, the License Agreement and the TSA shall inure to the benefit of, and be binding upon, the Company and the Holders hereof and their respective successors and assigns.

13. Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder.

14. Reservation of Stock. The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.


15. Notices. All notices required under this Warrant and shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the principal office of the Company (or at such other place as the Company shall notify the Holder hereof in writing). Notices to the Holder shall be sent to the address of the Holder on the books of the Company (or at such other place as the Holder shall notify the Company hereof in writing).

16. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

17. Attorneys' Fees. If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to its reasonable attorneys' fees, costs and disbursements in addition to any other relief to which it may be entitled.


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18. Captions. The section and subsection headings of this Warrant are inserted for convenience only and shall not constitute a part of this Warrant in construing or interpreting any provision hereof.

19. Governing Law. This Warrant shall be governed by the laws of the State of Colorado.

         IN WITNESS WHEREOF, Probex Corp. caused this Warrant to be executed by an officer thereunto duly authorized.

                                          PROBEX CORP.
                                          By: /s/ [ILLEGIBLE]
                                             ----------------------------------
                                             Name
                                             Title

                   ACCEPTED AND AGREED by the undersigned who caused this Warrant to be executed by an officer thereunto duly authorized to evidence its receipt hereof and its acknowledgment of its agreements set forth in the Preamble to this Warrant.

                                          BECHTEL CORPORATION

                                          By: /s/ THOMAS NARDI
                                              ----------------------------------
                                              Name Thomas Nardi
                                              Title Principal Vice President


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                               NOTICE OF EXERCISE

To:  PROBEX CORP.

                   The undersigned hereby elects to purchase ___________________ shares of Common Stock of Probex Corp., pursuant to the terms of the attached Warrant and payment of the Exercise Price per share required under such Warrant accompanies this notice.


                   The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.


                                        WARRANT HOLDER:





                                        By:
                                           -------------------------------------
                                           [NAME]
                               Address:
                                           -------------------------------------

                                           -------------------------------------
Date:
     --------------------

Name in which shares should be registered:

-----------------------------------------